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                                                                 EXHIBIT (a)(10)


Contact:  Andrew M. Weller - (312) 280-8844

                      TRANSPORTATION TECHNOLOGIES ANNOUNCES
                  EXTENSION OF OFFERS FOR ITS SHARES AND NOTES

     CHICAGO, ILLINOIS, March 6, 2000 - Transportation Technologies Industries, Inc. (NASDAQ: TTII) announced today that it and Transportation Acquisition I Corp., a company formed by an investor group led by members of Transportation Technologies' senior management, have extended their joint tender offer for all outstanding shares of common stock of Transportation Technologies, at $21.50 per share in cash, until 12:00 noon, New York City time, on Thursday, March 9, 2000. The joint tender offer had previously been scheduled to expire on March 3, 2000, and is being extended in order to complete the various components of the financing of the transaction. The terms and conditions of the extended joint tender offer otherwise are identical to the original joint tender offer as set forth in offering materials filed with the Securities and Exchange Commission on February 3, 2000, as amended on February 25, 2000.

     According to First Union National Bank, the depositary for the joint tender offer, as of the close of business on March 3, 2000, a total of 8,707,859 shares of common stock of Transportation Technologies, or 84.36% of the total issued and outstanding Transportation Technologies shares, had been validly tendered and not withdrawn pursuant to the joint tender offer (including shares tendered pursuant to a guarantee of delivery).

     Transportation Technologies also announced today that it has extended its tender offers for all of its outstanding 11 3/4% Senior Subordinated Notes Due 2005 and 11 3/4% Series C Senior Subordinated Notes Due 2005 until 12:00 noon, New York City time, on Thursday, March 9, 2000. The tender offers had originally been scheduled to expire at 12:00 midnight, New York City time, on March 3, 2000, and are being extended for the same reasons as the tender offer for Transportation Technologies' common stock. The terms and conditions of the extended tender offers otherwise are identical to the original tender offers as set forth in offering materials sent to Noteholders on February 3, 2000.

     As announced on February 17, 2000, Transportation Technologies Industries, Inc. has received consents from the holders of a majority in outstanding principal amount of both the 11 3/4% Senior Subordinated Notes Due 2005 and the 11 3/4% Series C Senior Subordinated Notes Due 2005 to certain amendments to the indentures pursuant to which the Notes were issued. According to First Union National Bank, the depositary for the tender offers, as of close of business, on March 3, 2000, approximately $100,000,000 principal amount of the 11 3/4% Senior Subordinated Notes Due 2005, or 100% of the outstanding 11 3/4% Senior Subordinated Notes Due 2005, and approximately $78,750,000 principal amount of the 11 3/4% Series C Senior Subordinated Notes Due 2005, or 100%

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of the outstanding 11 3/4% Series C Senior Subordinated Notes Due 2005 were validly tendered to the tender offers and not withdrawn (including Notes tendered pursuant to a guarantee of delivery).

     Questions and requests for assistance with respect to the offers to purchase for the shares or the notes may be directed to the Information Agent for the offers, MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or
(800) 322-2885, or the Dealer Managers for the offers to purchase, CIBC World Markets at (212) 885-4597 or (800) 274-2746, and First Union Securities at (704) 383-1114 or (800) 528-4580.

     Transportation Technologies Industries, Inc. is a Delaware corporation with its principal executive offices located at 980 N. Michigan Avenue, Suite 1000, Chicago, Illinois, 60611. The Company is a leading manufacturer of components for heavy-duty and medium-duty trucks and buses and the trucks parts aftermarket. The Company's product lines include Gunite wheel-end components, Brillion custom iron castings, Imperial body and chassis components, Bostrom truck and bus seating systems and Fabco steerable drive axles and gearboxes. The Company has manufacturing operations in Alabama, California, Illinois, Indiana, Pennsylvania, Tennessee, Texas, Virginia, Washington and Wisconsin.

     THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF THE COMPANY. TRANSPORTATION ACQUISITION I CORP. AND THE COMPANY HAVE FILED A TENDER OFFER STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION AND THE COMPANY HAS FILED A SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE OFFER. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT, ARE AVAILABLE TO ALL STOCKHOLDERS OF THE COMPANY UPON REQUEST, AT NO EXPENSE TO THEM. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS FILED WITH THE COMMISSION) AND THE SOLICITATION/RECOMMENDATION STATEMENT ARE ALSO AVAILABLE AT NO CHARGE AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV.

     THIS ANNOUNCEMENT IS NOT AN OFFER TO PURCHASE, A SOLICITATION OF AN OFFER TO PURCHASE OR A SOLICITATION OF CONSENTS WITH RESPECT TO THE NOTES. THE OFFERS AND CONSENTS SOLICITATIONS ARE BEING MADE SOLELY BY THE OFFERS TO PURCHASE AND CONSENT SOLICITATIONS STATEMENT, DATED FEBRUARY 3, 2000, AND THE RELATED LETTER OF


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TRANSMITTAL AND CONSENT, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.